AGREEMENT AND PLAN OF REORGANIZATION

                                BY AND AMONG

                              fonix corporation,

                        fonix ACQUISITION CORPORATION,

                                     AND

                                ACUVOICE, INC.

                              January 13, 1998

                             TABLE OF CONTENTS

     1.     The Merger...................................................1
          1.1     The Merger.............................................1
          1.2     Closing; Effective Time................................1
          1.3     Effect of the Merger...................................2
          1.4     Articles of Incorporation; Bylaws......................2
          1.5     Directors and Officers.................................2
          1.6     Effect on Capital Stock................................2
          1.7     Surrender of Certificates..............................4
          1.8     No Further Ownership Rights in AcuVoice Common
                  Stock..................................................6
          1.9     Lost, Stolen or Destroyed Certificates.................7
          1.10     Tax Consequences......................................7
          1.11     Taking of Necessary Action; Further Action............7

     2.     Conditions to the Merger.....................................7
          2.1     Conditions to Obligations of Each Party to Effect
                  the Merger.............................................7
          2.2     Additional Conditions to Obligations of AcuVoice.......8
          2.3     Additional Conditions to Obligations of fonix and
                  Merger Sub.............................................9

     3.     Representations and Warranties of AcuVoice..................11
          3.1     Organization, Standing and Power......................11
          3.2     Authority.............................................12
          3.3     Governmental Authority................................12
          3.4     Capital Structure.....................................13
          3.5     Financial Statements..................................13
          3.6     Absence of Certain Changes............................14
          3.7     Absence of Undisclosed Liabilities....................16
          3.8     Litigation............................................16
          3.9     Restrictions on Business Activities...................16
          3.10     Intellectual Property................................16
          3.11     Interested Party Transactions........................19
          3.12     Minute Books.........................................19
          3.13     Complete Copies of Materials.........................19
          3.14     Material Contracts...................................19
          3.15     Accounts Receivable..................................19
          3.16     Customers and Suppliers..............................20
          3.17     Employees and Consultants............................20
          3.18     Title to Property....................................20
          3.19     Environmental Matters................................21
          3.20     Taxes................................................21
          3.21     Employee Benefit Plans...............................23
          3.22     Employee Matters.....................................25
          3.23     Insurance............................................25
          3.24     Compliance with Laws.................................26
          3.25     Brokers' and Finders' Fees...........................26
          3.26     Questionable Payments................................26
          3.27     Disclosure...........................................26

     4.     Representations and Warranties of fonix and Merger Sub......26
          4.1     Organization, Standing and Power......................27
          4.2     Capital Structure.....................................27
          4.3     Authority.............................................27
          4.4     SEC Documents; Financial Statements...................28
          4.5     Absence of Certain Changes............................29
          4.6     Absence of Undisclosed Liabilities....................29
          4.7     Litigation............................................29
          4.8     Governmental Authorization............................30
          4.9     Broker's and Finders' Fees............................30
          4.10     Interim Operations of Merger Sub.....................30
          4.11     Post-Merger Operations of Merger Sub.................30
          4.12     Representations Complete.............................30

     5.     Conduct Prior to the Effective Time.........................31
          5.1     Conduct of Business of AcuVoice and fonix.............31
          5.2     Conduct of Business of AcuVoice.......................32
          5.3     No Solicitation.......................................34

     6.     Additional Agreements.......................................34
          6.1     Preparation of Solicitation Statement.................34
          6.2     Approval of Shareholders..............................35
          6.3     Sale of Shares Pursuant to Section 4(2) of the
                  Securities Act........................................36
          6.4     Access to Information.................................36
          6.5     Confidentiality.......................................37
          6.6     Public Disclosure.....................................37
          6.7     Affiliate Agreement...................................37
          6.8     Legal Requirements....................................37
          6.9     Blue Sky Laws.........................................38
          6.10    Escrow Agreement......................................38
          6.11    Listing of Additional Shares..........................38
          6.12    Employees.............................................38
          6.13    Reorganization........................................38
          6.14    Expenses..............................................38
          6.15    Registration of Shares Issued in the Merger...........38
          6.16    Reasonable Commercial Efforts and Further Assurances..42

     7.     Termination; Amendment and Waiver...........................43
          7.1     Termination...........................................43
          7.2     Effect of Termination.................................43
          7.3     Amendment.............................................44
          7.4     Extension; Waiver.....................................44

     8.     Escrow and Indemnification..................................44
          8.1     Escrow Fund...........................................44
          8.2     Indemnification.......................................45
          8.3     Escrow Period; Release from Escrow....................45
          8.4     Claims upon Escrow Fund...............................46
          8.5     Objections to Claims..................................47
          8.6     Resolution of Conflicts and Arbitration...............47
          8.7     Shareholders' Agent...................................48
          8.8     Actions of the Shareholders' Agent....................49
          8.9     Third-Party Claims....................................49

     9.     General Provisions..........................................49
          9.1     Notices...............................................49
          9.2     Definitions...........................................51
          9.3     Counterparts..........................................51
          9.4     Entire Agreement; Nonassignability; Parties in
                  Interest..............................................51
          9.5     Severability..........................................51
          9.6     Remedies Cumulative...................................51
          9.7     Governing Law.........................................51
          9.8     Rules of Construction.................................52
          9.9     Amendment.............................................52
          9.10    Expenses..............................................52
          9.11    Extension; Waiver.....................................52
          9.12    No Transfer...........................................52
          9.13    Further Assurances....................................52
          9.14    Absence of Third Party Beneficiary Rights.............53

      List of Exhibits

Exhibit A  Certificate of Merger

Exhibit B-1  Legal Opinion of Durham, Evans, Jones & Pinegar

Exhibit B-2  Legal Opinion of Wilson Sonsini Goodrich & Rosati

Exhibit C  Escrow Agreement

Exhibit D  Form of Affiliate Agreement

Exhibit E  Offer Letter

Exhibit F  Technology Purchase Option Agreement

Exhibit G -Tax Matters Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of January 13, 1998 by and among fonix corporation, a Delaware corporation ("fonix"), fonix Acquisition Corporation, a Utah corporation and wholly owned subsidiary of fonix ("Merger Sub"), and AcuVoice, Inc., a California corporation ("AcuVoice").

                                    RECITALS

     A. The Boards of Directors of AcuVoice, fonix and Merger Sub believe it is in the best interests of their respective companies that AcuVoice and Merger Sub combine into a single company through the statutory merger of AcuVoice with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of AcuVoice common stock (the "AcuVoice Common Stock") shall be converted into shares of the right to receive the Merger Consideration (as defined in Section 1.6(a)) (assuming the conversion of all outstanding shares of AcuVoice preferred stock ("AcuVoice Preferred Stock")) upon the terms and subject to the conditions set forth herein.

     C. AcuVoice, fonix and Merger Sub desire to make certain representations and warranties and other agreements among one another in connection with the Merger.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

     1.     The Merger.

          1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Utah Revised Business Corporations Act ("Utah Law") and the California Corporations Code ("California Law"), AcuVoice shall be merged with and into Merger Sub, the separate corporate existence of AcuVoice shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver or each of the conditions set forth in
Section 2 hereof, but not later than five (5) business days thereafter, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Durham, Evans, Jones & Pinegar, 50 South Main Street, Suite 850, Salt Lake City, Utah 84144, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretaries of State of the State of Utah and California, in accordance with the relevant provisions of Utah Law and California Law (the time of such filing being the "Effective Time").

          1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of California Law and Utah Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of AcuVoice and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AcuVoice and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4     Articles of Incorporation; Bylaws.

               (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Utah Law and such Articles of Incorporation; provided, however, that Section 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is AcuVoice, Inc."

               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          1.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

          1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, AcuVoice or the holders of any of the following securities:

               (a) Conversion of AcuVoice Capital Stock. Each share of AcuVoice Common Stock issued and outstanding immediately prior to the Effective Time (assuming the conversion of all AcuVoice Preferred Stock into AcuVoice Common Stock prior to the Effective Time) (the "Outstanding AcuVoice Shares") shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive the following (the "Merger Consideration"): (i) that number of validly issued, fully paid and nonassessable restricted shares of the Common Stock, $.0001 par value, of fonix (the "fonix Common Stock"), which equals the amount obtained by dividing
(A) the quotient of (a) $12,000,000 divided by (b) the Closing Price (as defined in Section 1.6(e) below) by (B) the number of Outstanding AcuVoice Shares (the "Exchange Ratio"), subject to Section 1.6(f); and (ii) cash in the amount of $8,000,000 divided by the number of Outstanding AcuVoice Shares (the "Cash Payment").

               (b) Cancellation of AcuVoice Capital Stock Owned by fonix. At the Effective Time, each share of AcuVoice Common Stock and AcuVoice Preferred Stock (collectively, "AcuVoice Capital Stock") owned by fonix or any direct or indirect wholly owned subsidiary of fonix immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into fonix Common Stock or AcuVoice Common Stock), reorganization, recapitalization or other like change with respect to fonix Common Stock or AcuVoice Common Stock occurring after the date hereof and prior to the Effective Time.

               (e) Fractional Shares. No fraction of a share of fonix Common Stock will be issued, but in lieu thereof, and to the extent not waived in writing, each holder of shares of AcuVoice Common Stock who would otherwise be entitled to a fraction of a share of fonix Common Stock (after aggregating all fractional shares of fonix Common Stock to be received by such holder) shall receive from fonix an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) a sum equal to the average of (1) the average closing "bid" price of a share of fonix Common Stock for the ten (10) trading days immediately prior to November 12, 1997 as reported on the Nasdaq SmallCap Market; (2) the average closing "bid" price of a share of fonix Common Stock for the ten (10) trading days immediately prior to January 13, 1998 as reported on the Nasdaq SmallCap Market; and (3) the average closing "bid" price of a share of fonix Common Stock for the ten (10) trading days immediately prior to the date on which fonix makes the first public announcement pursuant to Section 6.6 hereof of the execution of this Agreement, as reported on the Nasdaq SmallCap Market (the "Closing Price"). The fractional share interests of each AcuVoice shareholder shall be aggregated, so that no AcuVoice shareholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of fonix Common Stock.

               (f) Dissenters' Rights. Dissenting AcuVoice Capital Stock ("Dissenting Shares"), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. AcuVoice shall give fonix prompt notice of any demand received by AcuVoice to require AcuVoice to purchase shares of Outstanding AcuVoice Shares, and fonix shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. AcuVoice agrees that, except with the prior written consent of fonix, or as required under the California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of AcuVoice Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, fonix shall issue and deliver, upon surrender by such Dissenting Shareholder of a certificate or certificates representing shares of AcuVoice Capital Stock, the Merger Consideration to which such shareholder would otherwise be entitled under this
Section 1.6 and the Certificate of Merger less the Merger Consideration allocable to such shareholder that has been deposited in the Escrow Fund (as defined below) in respect of such shares of AcuVoice Common Stock pursuant to
Section 1.7(i) and Section 8 hereof.

               (g) Certificate Legends. The shares of fonix Common Stock to be issued pursuant to this Section 1 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. Each certificate evidencing shares of fonix Common Stock to be issued pursuant to this Section 1 shall bear the following legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO fonix THAT SUCH REGISTRATION IS NOT REQUIRED."

and any legends required by state securities laws.

          1.7     Surrender of Certificates.

               (a) Exchange Agent. Continental Stock Transfer Co. shall act as exchange agent (the "Exchange Agent") in the Merger.

               (b) fonix to Provide Common Stock and Cash. At the Closing, fonix shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Section 1 through such reasonable procedures as fonix may adopt (i) certificates evidencing the shares of fonix Common Stock issuable pursuant to Section 1.6(a) in exchange for the Outstanding AcuVoice Shares, less the number of shares of fonix Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Section 1.7(i) and Section 8, (ii) the Cash Payment, and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f) (collectively, the "Exchange Fund").

               (c) Exchange Procedures. At the Effective Time, the Surviving Corporation shall cause to be mailed or hand deliver to each holder of record of a certificate or certificates (the "AcuVoice Certificates") which immediately prior to the Effective Time represented outstanding shares of AcuVoice Common Stock, whose shares were converted into the right to receive shares of fonix Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the AcuVoice Certificates shall pass, only upon receipt of the AcuVoice Certificates by the Exchange Agent, and shall be in such form and have such other provisions as fonix may reasonably specify), (ii) such other customary documents as may be required pursuant to such instructions, including without limitation, a Form W-9, and
(iii) instructions for use in effecting the surrender of the AcuVoice Certificates in exchange for certificates representing shares of fonix Common Stock and the Cash Payment (and cash in lieu of fractional shares). Upon surrender of an AcuVoice Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by fonix, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such AcuVoice Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of fonix Common Stock less the number of shares of fonix Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Sections 1.7(i) and 8 hereof, (B) any dividends or other distributions to which such holder is entitled pursuant to
Section 1.7(d), (C) cash (without interest) in respect of fractional shares as provided in Section 1.6(f) and (D) cash (without interest) in the amount of the Cash Payment which such holder has the right to receive in accordance with section 1.6 in respect of the shares of AcuVoice Common Stock formerly evidenced by such AcuVoice Certificate, and the AcuVoice Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding AcuVoice Certificate that, prior to the Effective Time, represented shares of AcuVoice Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of fonix Common Stock into which such shares of AcuVoice Common Stock shall have been so converted, cash in the amount of the Cash Payment to which the holder is entitled pursuant to Section 1.6, and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

               (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to fonix Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered AcuVoice Certificate with respect to the shares of fonix Common Stock represented thereby until the holder of record of such AcuVoice Certificate shall surrender such AcuVoice Certificate. Subject to applicable law, following surrender of any such AcuVoice Certificate, there shall be paid to the record holder of the certificates representing whole shares of fonix Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of fonix Common Stock.

               (e) Transfers of Ownership. At the Effective Time, the stock transfer books of the AcuVoice shall be closed and there shall be no further registration of transfers of AcuVoice Capital Stock thereafter on the records of the AcuVoice. If any certificate for shares of fonix Common Stock is to be issued in a name other than in which the AcuVoice Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the AcuVoice Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to fonix or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of fonix Common Stock in any name other than that of the registered holder of the AcuVoice Certificate surrendered, or established to the satisfaction of fonix or any agent designated by it that such tax has been paid or is not payable.

               (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of AcuVoice one
(1) year after the Effective Time shall be delivered to fonix, upon demand, and any shareholders of AcuVoice who have not previously complied with this
Section 1.7 shall thereafter look only to fonix for payment of their claim for the Merger Consideration and any dividends or distributions with respect to fonix Common Stock.

               (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (h) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of fonix under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

               (i) Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8 hereof, fonix shall cause to be distributed to the Escrow Agent (as defined in Section 8 hereof) a certificate or certificates representing 80,000 shares of fonix Common Stock (which shall be registered in the name of the Escrow Agent as nominee for the holders of AcuVoice Certificates canceled pursuant to this
Section 1.7). Such shares shall be beneficially owned by the Holders (as defined in Section 6.15 below) on a pro rata basis and such shares shall be held in escrow and shall be available to compensate fonix for certain damages as provided in Section 8. To the extent not used for such purposes, such shares shall be released, all as provided in Section 8 hereof.

          1.8 No Further Ownership Rights in AcuVoice Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of AcuV oice Common Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of AcuVoice Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of AcuVoice Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, AcuVoice Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

          1.9 Lost, Stolen or Destroyed Certificates. In the event any AcuVoice Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed AcuVoice Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that fonix may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed AcuVoice Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against fonix, the Surviving Corporation or the Exchange Agent with respect to the AcuVoice Certificates alleged to have been lost, stolen or destroyed.

          1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

          1.11 Taking of Necessary Action; Further Action. Each of fonix, Merger Sub and AcuVoice will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of AcuVoice and Merger Sub, the officers and directors of AcuVoice and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     2.     Conditions to the Merger.

          2.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

               (a) Shareholder Approval. This Agreement and the Articles of Merger shall be approved and adopted by the shareholders of the AcuVoice by the requisite vote under applicable law and the AcuVoice's Articles of Incorporation. Notwithstanding anything in this Agreement to the contrary, the issuance of shares of fonix Common Stock, whether in the Merger or in connection with the Merger or any transaction contemplated hereby, shall have been approved by the stockholders of fonix if required by applicable law or by any requirement of the National Association of Securities Dealers.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect (as defined in Section 9.2 below) on either fonix or on fonix combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

               (c) Governmental Approval. fonix, AcuVoice and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity (as defined below) all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and other filings and approvals relating to the Merger or affecting Merger Sub's acquisition of AcuVoice or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect on fonix or on fonix combined with the Surviving Corporation after the Effective Time.

               (d) Tax Opinions. AcuVoice and fonix shall each have received substantially identical written opinions from their respective counsel, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation and Durham, Evans, Jones & Pinegar, P.C., in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may rely upon (and, to the extent reasonably required, the parties and AcuVoice's shareholders shall make) reasonable representations related thereto.

          2.2 Additional Conditions to Obligations of AcuVoice. The obligations of AcuVoice to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by AcuVoice:

               (a) Representations, Warranties and Covenants. (i) The representations and warranties of fonix and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) fonix and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

               (b) Certificate of fonix. AcuVoice shall have been provided with a certificate executed on behalf of fonix by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

                    (i) all representations and warranties made by fonix and Merger Sub under this Agreement are true and complete in all material respects; and

                    (ii) all covenants, obligations and conditions of this Agreement to be performed by fonix and Merger Sub on or before such date have been so performed in all material respects.

               (c) Legal Opinion. AcuVoice shall have received a legal opinion from Durham, Evans, Jones & Pinegar, fonix's legal counsel, substantially in the form of Exhibit B-1 hereto.

               (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the financial conditions, properties, assets (including intangible assets), liabilities, business, operations or results of operations of fonix and its subsidiaries, taken as a whole.

               (e) Nasdaq Listing. The fonix Common Stock to be issued in the merger shall have been authorized for listing on the Nasdaq SmallCap Market upon official notice of issuance.

               (f)     Offer Letters.  The employees of AcuVoice set forth on
Schedule 6.12 shall have accepted employment with Merger Sub pursuant to the terms of an offer letter substantially in the form attached hereto as Exhibit E, as applicable.

               (g) Technology Purchase Option Agreement. fonix and E. David Barton shall have executed and delivered a Technology Purchase Option Agreement substantially in the form attached hereto as Exhibit F, as applicable.

          2.3 Additional Conditions to Obligations of fonix and Merger Sub. The obligations of fonix and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by fonix:

               (a) Representations, Warranties and Covenants: (i) The representations and warranties of AcuVoice in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) AcuVoice shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

               (b) Certificate of AcuVoice. fonix shall have been provided with a certificate executed on behalf of AcuVoice by its President and Chief Financial Officer to the effect that, as of the Effective Time:

                    (i) all representations and warranties made by AcuVoice under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects); and

                    (ii) all covenants, obligations and conditions of this Agreement to be performed by AcuVoice on or before such date have been so performed in all material respects.

               (c) Third Party Consents. fonix shall have been finished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval is required in connection with the Merger.

               (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting fonix's conduct or operation of the business of AcuVoice and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

               (e) Legal Opinion. fonix shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, AcuVoice's legal counsel, in substantially the form of Exhibit B-2.

               (f) Escrow Agreement. fonix, Merger Sub, AcuVoice, Escrow Agent and the Shareholders' Agent (as defined in Section 8 hereof) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C.

               (g) No Material Adverse Changes. In the sole judgment of fonix, there shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of AcuVoice, taken as a whole.

               (h) Affiliate Agreements. E. David Barton, John Y. Mizutani and Jong S. Lee shall beneficially own at least a majority of the outstanding AcuVoice Capital Stock and each shall have executed on the date hereof and delivered to fonix an Affiliate Agreement substantially in the form attached hereto as Exhibit D agreeing, inter alia, not to acquire more than seven percent (7%), three percent (3%) and two percent (2%), respectively, of fonix Common Stock and to vote in favor of the Merger at the time of any vote by the shareholders of AcuVoice in connection with the Merger. As of the Closing Date no party shall be in breach of any material term of the Affiliate Agreement.

               (i)     Offer Letters.  The employees of AcuVoice set forth on
Schedule 6.12 shall have accepted employment with Merger Sub pursuant to the terms of an offer letter substantially in the form attached hereto as Exhibit E, as applicable.

               (j) Dissenters' Rights. Not more than five percent (5%) of the AcuVoice Capital Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenters' Shares.

               (k) Conversion of Preferred Stock. All shares of AcuVoice Preferred Stock shall have converted into AcuVoice Common Stock in accordance with AcuVoice's Articles of Incorporation prior to the Effective Time.

               (l) Resignation of Directors. The directors of AcuVoice in office immediately prior to the Effective Time shall have resigned as directors of the Surviving Corporation effective as of the Effective Time.

               (m) Tax Matters Agreement. The AcuVoice shareholders shall have executed and delivered to fonix and AcuVoice a Tax Matters Agreement substantially in the form attached to this Agreement as Exhibit G.

     3. Representations and Warranties of AcuVoice. Except as disclosed in a document of even date herewith and delivered by AcuVoice to fonix no later than January 31, 1998, and referring to the representations and warranties in this Agreement (the "AcuVoice Disclosure Schedule"), AcuVoice represents and warrants to fonix and Merger Sub as follows, provided that fonix shall have a period of two (2) business days after receipt of the AcuVoice Disclosure Schedule within which to object to any of the contents thereof, and in the event of such an objection, fonix shall have the right to terminate this Agreement with no further obligation whatsoever to AcuVoice or its shareholders upon written notice to AcuVoice, further provided, however, that fonix shall have no right of termination under this Section 3 unless the objection shall relate to a condition or event which reasonably would or could have a Material Adverse Effect on AcuVoice, or on FAC or fonix if the transaction is consummated:

          3.1 Organization, Standing and Power. AcuVoice is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. AcuVoice has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on AcuVoice. AcuVoice has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of AcuVoice each as amended to date, to fonix. AcuVoice is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. AcuVoice does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          3.2 Authority. AcuVoice has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AcuVoice subject only to the approval of the Merger by AcuVoice's shareholders as contemplated by Section 2.1(a). The affirmative vote of the holders of a majority of the shares of the AcuVoice Common Stock and AcuVoice Preferred Stock voting as separate classes outstanding on the record date for the written consent of shareholders relating to this Agreement is the only vote of the holders of AcuVoice's Capital Stock necessary under California Law to approve this Agreement and the transactions contemplated hereby. The Board of Directors of AcuVoice has (i) unanimously approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the shareholders of AcuVoice and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of AcuVoice approve this Agreement and the Merger. This Agreement has been duly executed and delivered by AcuVoice and constitutes the valid and binding obligation of AcuVoice enforceable against AcuVoice in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by AcuVoice does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Articles of Incorporation or Bylaws of AcuVoice, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AcuVoice or any of its properties or assets. No consent, approval order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to AcuVoice in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2;
(ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on AcuVoice and wold not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

          3.3 Governmental Authority. AcuVoice has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which AcuVoice currently operates or holds any interest in any of its properties or (ii) that is required for the operation of AcuVoice's business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on AcuVoice.

          3.4 Capital Structure. The authorized capital stock of AcuVoice consists of (i) 50,000,000 shares of AcuVoice Common Stock, of which there were 8,881,920 shares issued and outstanding as of the close of business on November 30, 1997 and (ii) 4,450,000 shares of AcuVoice Preferred Stock, of which there were issued and outstanding as of that same date 2,000,000 shares of Series A Preferred Stock, 50,000 shares of Series B Preferred Stock, 1,846,000 shares of Series C Preferred Stock, 200,000 shares of Series D Preferred Stock and 200,000 shares of Series E Preferred Stock. All shares of Preferred Stock are convertible into 4,608,049 shares of Common Stock. All outstanding shares of AcuVoice Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of AcuVoice or any agreement to which AcuVoice is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which AcuVoice is a party or by which it is bound obligating AcuVoice to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of AcuVoice Capital Stock or obligating AcuVoice to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option,. warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of AcuVoice's capital stock
(i) between or among AcuVoice and any of its shareholders and (ii) to AcuVoice's knowledge, between or among any of AcuVoice's shareholders, except for the shareholders delivering the Affiliate Agreements (as defined below). AcuVoice is not under any obligation to register under the Securities Act any presently outstanding AcuVoice Capital Stock or any AcuVoice which may subsequently be issued.

          3.5     Financial Statements.

               (a) AcuVoice has delivered to fonix its unaudited financial statements for the fiscal year ended November 30, 1995 and November 30, 1996, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the ten
(10) month period ended September 30, 1997 (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent during the periods covered, present fairly the financial position of AcuVoice and its results of operations for the periods covered thereby and for purposes of this Agreement, the Financial Statements shall be deemed to include any notes to such financial statements.

               (b) AcuVoice has no liabilities or obligation, either accrued, absolute, contingent or otherwise, which are material (according to GAAP) and which have not been:

                    (i) reflected in the balance sheets to Financial Statements of AcuVoice; or

                    (ii) specifically described in the AcuVoice Disclosure Schedule furnished to fonix pursuant to this Agreement; or

                    (iii) incurred consistent with past practices, in or as a result of the ordinary course of business since September 30, 1997.

               (c) There are no pending, or to the best of AcuVoice's knowledge, threatened claims (including, without limitation, product liability claims) against or liabilities or obligations of AcuVoice which in the aggregate are likely to result in a material reduction (for purposes of this Section, a reduction in excess of 5% is deemed to be material) in the net worth of AcuVoice from that shown in the Financial Statements or a material charge against the earnings of AcuVoice.

               (d) The present inventories of AcuVoice, in the judgment of AcuVoice, are reasonable in relation to the present circumstances of its business and all inventories shown on the Financial Statements or acquired after the date of the Financial Statements but prior to the date of this Agreement, are or will be set forth in the books of AcuVoice in accordance with GAAP consistent with the method of treating said items in prior periods and all of such inventories are and will be good and useful in the ordinary course of business.

               (e) All reserves established by AcuVoice with respect to the assets of AcuVoice are adequate.

          3.6 Absence of Certain Changes. Since September 30, 1997 (the "AcuVoice Balance Sheet Date"), AcuVoice has conducted its business in the ordinary course consistent with past practice and there has not occurred:

                    (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to AcuVoice;

                    (ii) any acquisition, sale or transfer of any material asset of AcuVoice other than in the ordinary course of business and consistent with past practice;

                    (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by AcuVoice or any revaluation by AcuVoice of any of its assets;

                    (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the AcuVoice Capital Stock or any direct or indirect redemption, purchase or other acquisition by AcuVoice of any of its shares of AcuVoice Capital Stock;

                    (v) any material contract entered into by AcuVoice, other than in the ordinary course of business and as provided to fonix, or any material amendment or termination of, or default under, any material contract to which AcuVoice is a party or by which it is bound;

                    (vi) any amendment or change to the Articles of Incorporation or Bylaws of AcuVoice;

                    (vii) any increase in or modification of the compensation or benefits payable or to become payable by AcuVoice to any of its directors, employees or independent contractors;

                    (viii) any alteration in any term of any AcuVoice Capital Stock;

                    (ix) any (A) incurrence, assumption or guarantee by AcuVoice of any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt securities of AcuVoice; or (C) issuance or sale of options or other rights to acquire from AcuVoice, directly or indirectly, debt securities of AcuVoice or any securities convertible into or exchangeable for any such debt securities;

                    (x) any creation or assumption by AcuVoice of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements or liens arising in the ordinary course of AcuVoice's business which in the aggregate are not material and liens for taxes not yet due and payable);

                    (xi) any making of any loan, advance or capital contribution to or investment in any person other than travel loans or advances made in the ordinary course of business of AcuVoice;

                    (xii) any entry into, amendment of, relinquishment, termination or non-renewal by AcuVoice of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by AcuVoice in excess of $10,000 other than in the ordinary course of business;

                    (xiii) any transfer or grant of a right under, in or to Intellectual Property, other than those transferred or granted in the ordinary course of business consistent with past practice;

                    (xiv) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of AcuVoice; or

                    (xv) any negotiation or agreement by AcuVoice to do any of the things described in the preceding clauses (i) through (xiv) (other than negotiations with fonix and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of AcuVoice Capital Stock.

          3.7 Absence of Undisclosed Liabilities. AcuVoice has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet for the period ended September 30, 1997 (the "AcuVoice Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the AcuVoice Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the AcuVoice Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

          3.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of AcuVoice, threatened against AcuVoice or any of its properties or officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on AcuVoice. There is no judgment, decree or order against AcuVoice, or, to the knowledge of AcuVoice, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on AcuVoice.

          3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon AcuVoice which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of AcuVoice, any acquisition of property by AcuVoice or the conduct of business by AcuVoice as currently conducted or as proposed to be conducted by AcuVoice.

          3.10     Intellectual Property.

               (a) To the best of AcuVoice's knowledge, AcuVoice owns and has good and marketable title to, or is licensed or otherwise possesses legally enforceable rights to use (free and clear of any lien, encumbrance or security interest), all patents, patent applications, trademarks, trade names, service marks, copyrights (whether registered or unregistered), and any applications therefor, maskworks, maskwork applications, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently proposed to be used in the business of AcuVoice as currently conducted or as proposed to be conducted by AcuVoice, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Material Adverse Effect on AcuVoice. AcuVoice is the exclusive owner of all Intellectual Property.

               (b) The AcuVoice Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed,
(ii) all licenses, sublicenses and other agreements as to which AcuVoice is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which AcuVoice is a party and pursuant to which AcuVoice is authorized to use any third party patents, trademarks, copyrights, know-how or other Intellectual Property, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any AcuVoice product or are used in the manufacture of any AcuVoice product.

               (c) There has not been and there is not now any unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of AcuVoice, any trade secret material to AcuVoice, or any Intellectual Property right of any third party to the extent licensed by or through AcuVoice, by any third party, including any employee or former employee of AcuVoice. AcuVoice has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales agreements arising in the ordinary course of business. There are no royalties, fees or other payments payable by AcuVoice to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

               (d) AcuVoice is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on AcuVoice.

               (e) All patents, registered trademarks, service marks and copyrights held by AcuVoice are valid and subsisting. AcuVoice is not infringing, misappropriating or making unlawful use of, and has not received any notice or any communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. AcuVoice (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

               (f) All current and former officers, employees and consultants of AcuVoice have executed and delivered to AcuVoice an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to AcuVoice of any Intellectual Property arising from services performed for AcuVoice by such persons, the form or forms of which have been supplied to fonix and all current and former consultants and independent contractors to AcuVoice involved in the development, modification, marketing and servicing of AcuVoice's technology and/or software have executed and delivered to AcuVoice an agreement (containing no exceptions or exclusions from the scope of its coverage) in the form of which has been delivered to fonix. To AcuVoice's knowledge, no employee or independent contractor of AcuVoice is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with AcuVoice.

               (g) AcuVoice has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Intellectual Property (except such Intellectual Property the value of which would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all proprietary assets. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by AcuVoice by or to a third party has been pursuant to the terms of a written agreement between AcuVoice and such third party. All use, disclosure or appropriation of Confidential Information not owned by AcuVoice has been pursuant to the terms of a written agreement between AcuVoice and the owner of such Confidential Information, or is otherwise lawful.

               (h) To AcuVoice's knowledge, no product liability claims have been communicated in writing to or threatened against AcuVoice.

               (i) A complete list of AcuVoice's proprietary software ("AcuVoice Software"), together with a brief description, is set forth in the AcuVoice Disclosure Schedule. The AcuVoice Software conforms in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of AcuVoice.

               (j) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by AcuVoice. AcuVoice has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property. AcuVoice has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property. AcuVoice has the exclusive right to file, prosecute and maintain all applications and registrations with respect to Intellectual Property.

               (k) AcuVoice entered into a License Agreement ("General Magic License") with an effective date of September 23, 1997, with General Magic, Inc. ("General Magic"), a copy of which is attached to the AcuVoice Disclosure Schedule. AcuVoice represents and warrants that: (i) the Field of Use as identified in the General Magic License is limited to use in General Magic's Serengeti product, as currently defined by General Magic, as a subscription based network service; (ii) the option granted in Paragraph 5 of the General Magic License ("General Magic Option") for source code and all source code documentation and license to use, reproduce, modify and create derivative works from such source code and source code documentation and a license to use the object code form of such derivative works is limited to use in General Magic's Serengeti product, as currently defined by General Magic, as a subscription based network service; and (iii) neither the General Magic License nor the General Magic Option covers AcuVoice text-to-speech software contained on any AcuVoice product other than Model AV2001, consisting of its applicable syntax processor and mail-voice library of digitized sounds. Both the General Magic License and the General Magic Option cover the current AcuVoice text-to-speech software contained in the above-mentioned product, Model AV2001 new releases, bug fixes and updates of that product.

          3.11 Interested Party Transactions. AcuVoice is not indebted to any director, officer, employee or agent of AcuVoice (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to AcuVoice. There have been no transactions during the two year period ending on September 30, 1997 which would require disclosure under Item 404 of Regulation S-K under the Securities Act.

          3.12 Minute Books. The minute books of AcuVoice made available to fonix contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of AcuVoice through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

          3.13 Complete Copies of Materials. AcuVoice has delivered or made available true and complete copies of each document which has been requested by fonix or its counsel in connection with their legal and accounting review of AcuVoice.

          3.14 Material Contracts. All the material contracts and agreements to which AcuVoice is a party are listed in the AcuVoice Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to AcuVoice, and to AcuVoice's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the AcuVoice nor, to AcuVoice's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default by AcuVoice or, to AcuVoice's knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. AcuVoice is not a party to any material oral contract, agreement or other arrangement.

          3.15 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, are collectible in accordance with their terms at their recorded amounts and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on revaluation of the receivables.

          3.16 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of AcuVoice's gross revenues during the 12 month period preceding the date hereof and no supplier of AcuVoice, has canceled or otherwise terminated, or made any written threat to AcuVoice to cancel or otherwise terminate its relationship with AcuVoice or has at any time on or after December 31, 1997 decreased materially its services or supplies to AcuVoice in the case of any such supplier, or its usage of the services or products of AcuVoice in the case of such customer, and to AcuVoice's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with AcuVoice or to decrease materially its services or supplies to AcuVoice or its usage of the services or products of AcuVoice, as the case may be. AcuVoice has not knowingly breached, so as to provide a benefit to AcuVoice that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of AcuVoice.

          3.17 Employees and Consultants. The AcuVoice Disclosure Schedule contains a list of the names of all employees and consultants of AcuVoice, their respective salaries or wages, other compensation and dates of employment and positions.

          3.18 Title to Property. AcuVoice has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the AcuVoice Balance Sheet or acquired after the AcuVoice Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the AcuVoice Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable; (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the AcuVoice Balance Sheet. The plants, property and equipment of AcuVoice that are used in the operations of its businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All material properties used in the operations of AcuVoice are reflected in the AcuVoice Balance Sheet to the extent GAAP require the same to be reflected. All leases to which AcuVoice is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to fonix. AcuVoice owns no real property. The AcuVoice Disclosure Schedule sets forth a true and complete list of all real property leased by AcuVoice. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such real property leases have been provided to fonix.

          3.19     Environmental Matters.

               (a)     The following terms shall be defined as follows:

                    (i) "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants, contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                    (ii) "Hazardous Materials' shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

               (b) AcuVoice is not and has not been in violation of any Environmental Law relating to the properties or facilities of AcuVoice at which any part of AcuVoice's business is or has been conducted. AcuVoice has not used, generated, manufactured or stored on or under any part of its properties or facilities at which any part of AcuVoice's business is or has been conducted, or transported to or from any part thereof, any Hazardous Materials in violation of any applicable Environmental Laws. There has not been any presence, disposal, or release of any Hazardous Materials on, from or under any part of AcuVoice's properties or facilities at which any part of AcuVoice's business is or has been conducted. No civil, criminal or administrative action, proceeding or investigation is pending against AcuVoice, or to AcuVoice's knowledge, threatened against AcuVoice, and AcuVoice is not aware of any facts or circumstances which could form the basis for assertion of a claim or liability, regarding noncompliance with Environmental Laws relating to the AcuVoice's business.

          3.20 Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean all taxes, however denominated, including without limitation any and all federal, state and local taxes of any country, or any agency or political subdivision assessments and other governmental charges, duties, impositions and liabilities, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use, net worth, capital, real or personal property, gains, occupation, and value added, ad valorem, stamp, license, transfer, franchise, withholding, payroll, workers' compensation, social security, disability, recapture, employment, unemployment insurance and excise taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including without limitation any liability for taxes of a predecessor entity.

               (a) AcuVoice has prepared and timely filed all returns, estimates, information statements, reports and related schedules required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to AcuVoice or its operations or assets with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or an adequate reserve has been made for such Taxes on the AcuVoice Balance Sheet.

               (b) AcuVoice, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by Section 3.20(a) and
(ii) will have withheld with respect to its employees all Taxes required to be withheld.

               (c) There is no Tax deficiency outstanding or assessed or, to the best of AcuVoice's knowledge, proposed against AcuVoice, and there are no substantial outstanding tax issues which, if audited, would create a tax assessment, that is not reflected as a liability on the AcuVoice Balance Sheet nor has AcuVoice executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (d) AcuVoice has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the AcuVoice Balance Sheet, whether asserted or unasserted, contingent or otherwise.

               (e) AcuVoice is not a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

               (f) AcuVoice's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and AcuVoice has not been notified of any request for such an audit or other examination.

               (g) AcuVoice has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

               (h) AcuVoice is not aware of any plan or intention on the part of its shareholders to engage in a sale or sales of fonix Common Stock to be received pursuant to the Merger such that the aggregate fair market value, as of the Effective Time, of the fonix Common Stock subject to such sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of AcuVoice Capital Stock outstanding immediately prior to the Effective Time. For purposes of this Section 3.20(h), the term "sale" shall include any sale, exchange, transfer, distribution, redemption or reduction in any way of the risk of ownership (by short sale or otherwise), or other disposition, whether direct or indirect.

               (i) AcuVoice has made available to fonix copies of all Returns filed for all periods since its inception.

               (j)     AcuVoice has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) apply to any disposition of assets owned by AcuVoice.

               (k) AcuVoice has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

               (l) AcuVoice is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of AcuVoice that, individually or collectively, could give rise to the payment of any amount that would not be deductible by AcuVoice or Merger Sub as an expense under applicable law.

          3.21     Employee Benefit Plans.

               (a) The AcuVoice Disclosure Schedule lists, with respect to AcuVoice and any trade or business (whether or not incorporated) which is treated as a single employer with AcuVoice (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, or similar rights, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code
Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, qualified or nonqualified deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of AcuVoice and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of AcuVoice of greater than $10,000 remain for the benefit of or relating to, any present or former employee, consultant or director of AcuVoice (together, the "AcuVoice Employee Plans").

               (b) AcuVoice has furnished to fonix a copy of each of the AcuVoice Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each AcuVoice Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any AcuVoice Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. AcuVoice has also furnished fonix with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such AcuVoice Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any AcuVoice Employee Plan subject to Code Section 401(a).

               (c) (i) None of the AcuVoice Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any AcuVoice Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each AcuVoice Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and AcuVoice and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the AcuVoice Employee Plans; (iv) neither AcuVoice nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the AcuVoice Employee Plans; (v) all material contributions required to be made by AcuVoice or any ERISA Affiliate to any AcuVoice Employee Plan has been made on or before their due dates and a reasonable amount has been accrued for contributions to each AcuVoice Employee Plan for the current plan years; (vi) with respect to each AcuVoice Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no AcuVoice Employee Plan is covered by, and neither AcuVoice or any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each AcuVoice Employee plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, AcuVoice has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such AcuVoice Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of AcuVoice is threatened, against or with respect to any such AcuVoice Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither AcuVoice or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan as defined in Section 3(37) of ERISA.

               (d) With respect to each AcuVoice Employee Plan, AcuVoice and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not in the aggregate, have a Material Adverse Effect.

               (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other serv ice provider of AcuVoice or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or
(ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

               (f) There has been no amendment to, written interpretation or announcement (whether or not written) by AcuVoice or any other ERISA Affiliate relating to, or change in participation or coverage under, any AcuVoice Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in AcuVoice's financial statements.

          3.22 Employee Matters. AcuVoice is in compliance with all currently applicable laws and regulations respecting discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, except for such noncompliance as has not and would not reasonably be expected to have had a Material Adverse Effect on AcuVoice, and is not engaged in any unfair labor practice. There are no pending claims against AcuVoice under any workers' compensation plan or policy or for long term disability. AcuVoice has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of AcuVoice, threatened, between AcuVoice and its employees or former employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on AcuVoice. AcuVoice is not a party to any collective bargaining agreement or other labor union contract nor does AcuVoice know of any activities or proceedings of any labor union to organize its employees. There has been no claim against AcuVoice based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor, to AcuVoice's knowledge, is there any basis for such claim. In addition, AcuVoice has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation earned up through the date of this Agreement.

          3.23 Insurance. AcuVoice has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of AcuVoice. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and AcuVoice is otherwise in compliance with the terms of such policies and bonds. AcuVoice has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          3.24 Compliance with Laws. AcuVoice has complied with, is not in violation of and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures comply as could not be reasonably expected to have a Material Adverse Effect on AcuVoice.

          3.25 Brokers' and Finders' Fees. AcuVoice has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.26 Questionable Payments. Neither AcuVoice nor to its best knowledge any director, officer or other employee of AcuVoice has: (i) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of AcuVoice; or (ii) made any political contributions which would not be lawful under the laws of the United States and the foreign country in which such payments were made. Neither AcuVoice nor to its best knowledge any director, officer or other employee of AcuVoice nor, to the best knowledge of AcuVoice, any customer or supplier of any of them has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of AcuVoice or with respect to any political contribution.

          3.27 Disclosure. No representation or warranty made by AcuVoice in this Agreement, nor any document, written information, statement, Financial Statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by AcuVoice or its representatives pursuant hereto or in connection with the transactions contemplated hereby, including without limitation the AcuVoice Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the best knowledge of AcuVoice after reasonable inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect that has not been set forth in this Agreement or in the AcuVoice Disclosure Schedule.

     4. Representations and Warranties of fonix and Merger Sub. Except as disclosed in a document of even date herewith and delivered by fonix to AcuVoice prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "fonix Disclosure Schedule"), fonix and Merger Sub represent and warrant to AcuVoice as follows:

          4.1 Organization, Standing and Power. Each of fonix and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of fonix and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on fonix. fonix has delivered a true and correct copy of the Certificate of Incorporation, Articles of Incorporation and Bylaws or other charter documents, as applicable, of fonix and Merger Sub, each as amended to date, to AcuVoice. Neither fonix nor Merger Sub is in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws or equivalent organizational documents.

          4.2 Capital Structure. fonix has an authorized capitalization consisting of 100,000,000 shares of Common Stock, par value $.0001 per share, and 20,000,000 shares of Preferred Stock, par value $.0001 per shares. As of December 31, 1997, fonix has issued and outstanding 43,079,177 shares of Common Stock. 10,050,000 shares of Common Stock are subject to issuance upon the conversion or exercise of presently issued and outstanding warrants and options of fonix. [____________] shares of Common Stock are reserved for issuance under fonix's existing stock option plans. 166,667 shares of Series A Preferred Stock have been issued and 166,667 shares are outstanding. No shares of Series B Convertible Preferred Stock are issued or outstanding. 187,500 shares of Series C Convertible Preferred Stock have been issued and 185,000 shares are outstanding. All of the shares of Common Stock and Preferred Stock issued to date have been duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth above or as disclosed in the fonix Disclosure Schedule, as of the date of this Agreement,
(i) there are no outstanding options, warrants, script, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of fonix or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which fonix or any of its subsidiaries is or may become bound to redeem or issue additional shares of capital stock of fonix or any of its subsidiaries or options, warrants, scrip, rights to subscribe to calls or commitments of any character whatsoever relating, or securities or rights convertible into, any shares of capital stock of fonix or any of its subsidiaries, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which fonix or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act. Except as disclosed in the fonix Disclosure Schedule, there are no securities or instruments containing any anti-dilution, right of first refusal, preemptive rights or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement. Upon issuance of the shares of fonix Common Stock to be issued pursuant to the Merger, such securities will be duly and validly issued, fully paid and non-assessable.

          4.3 Authority. fonix and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of fonix and Merger Sub. This Agreement has been duly executed and delivered by fonix and Merger Sub and constitutes the valid and binding obligations of fonix and Merger Sub. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under
(i) any provision of the Certificate or Articles of Incorporation or Bylaws of fonix or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to fonix or any of its subsidiaries or their properties or assets. No consent approval, order or authorization of or registration, declaration or filing with, any Governmental Entity, is required by or with respect to fonix or any of its subsidiaries in connection with the execution and delivery of this Agreement by fonix and Merger Sub or the consummation by fonix and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of a Form 8-K with the Securities and Exchange Commission ("SEC") and Nasdaq Stock Market within 15 days after the Closing Date, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) the filing with the Nasdaq SmallCap Market of a Notification Form of Listing of Additional Shares with respect to the shares of fonix Common Stock issuable upon conversion of the AcuVoice Common Stock in the Merger, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on fonix and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

          4.4 SEC Documents; Financial Statements. fonix has furnished to AcuVoice a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by fonix since December 31, 1995, and, prior to the Effective Time, fonix will have furnished AcuVoice with true and correct copies of any additional documents filed with the SEC by fonix prior to the Effective Time (collectively, the "fonix SEC Documents"). In addition, fonix has made available to AcuVoice all material exhibits to the fonix SEC Documents filed prior to the date hereof and will promptly make available to AcuVoice all material exhibits to any additional fonix SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the fonix SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither fonix nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the fonix SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act and none of the fonix SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed fonix SEC Document prior to the date hereof. The financial statements of fonix, including the notes thereto, included in the fonix SEC Documents (the "fonix Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q or Form 10-QSB, as permitted by Form 10-Q or Form 10-QSB of the SEC). The fonix Financial Statements fairly present the consolidated financial condition and operating results of fonix and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no material change in fonix accounting policies except as described in the notes to the fonix Financial Statement. Since December 31, 1996, no event has occurred that would have required the filing of any report that otherwise would have been included among the SEC Documents and for which an appropriate report was not filed.

          4.5 Absence of Certain Changes. Since September 30, 1997 (the "fonix Balance Sheet Date"), except as described in the fonix SEC Documents, fonix has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to fonix; (ii) any acquisition, sale or transfer of any material asset of fonix or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by fonix or any revaluation by fonix of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of fonix, or any direct or indirect redemption, purchase or other acquisition by fonix of any of its shares of capital stock; (v) any material contract entered into by fonix, other than in the ordinary course of business and as provided to AcuVoice or any material amendment or termination of, or default under, any material contract to which fonix is a party or by which it is bound; (vi) any amendment or change to fonix's Certificate of Incorporation or Bylaws; or (vii) any negotiation or agreement by fonix or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with AcuVoice and its representatives regarding the transactions contemplated by this Agreement).

          4.6 Absence of Undisclosed Liabilities. fonix has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in fonix's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "fonix Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the fonix Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business since the fonix Balance Sheet Date and consistent with past practice.

          4.7 Litigation. Except as described in the fonix SEC Documents, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of fonix or any of its subsidiaries, threatened against fonix or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on fonix. There is no judgment, decree or order against fonix or any of its subsidiaries or, to the knowledge of fonix or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on fonix.

          4.8 Governmental Authorization. fonix and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which fonix or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of fonix's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "fonix Authorizations"), and all of such fonix Authorizations are in full force and effect, except where the failure to obtain or have any of such fonix Authorizations could not reasonably be expected to have a Material Adverse Effect on fonix.

          4.9 Broker's and Finders' Fees. fonix has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          4.10 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          4.11 Post-Merger Operations of Merger Sub. fonix has no present plan or intention to liquidate Merger Sub; to merge Merger Sub with and into another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of the assets of AcuVoice acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. fonix intends that following the Merger, Merger Sub will continue the historic business of AcuVoice or use a significant portion of AcuVoice's business assets in a business.

          4.12 Representations Complete. None of the representations or warranties made by fonix or Merger Sub herein or in any Schedule hereto, or in the fonix Disclosure Schedule, or certificate furnished by fonix or Merger Sub pursuant to this Agreement, or the fonix SEC Documents, or any written statement furnished to AcuVoice pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the fonix Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to AcuVoice in connection with the transactions contemplated hereby, shall be deemed to supersede any other document or written statement furnished to AcuVoice with respect to such inconsistent or additional information, and further provided that, with regard to the fonix SEC Documents and the fonix Financial Statements, the foregoing representation and warranty is made only as of the date of filing of such fonix SEC Documents and fonix Financial Statements and each report or statement filed under the Exchange Act is deemed and understood to be a Superceding Document with respect to reports previously filed under the Exchange Act.

     5.     Conduct Prior to the Effective Time.

          5.1 Conduct of Business of AcuVoice and fonix. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of AcuVoice and fonix agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of AcuVoice, to fonix's consent to the filing of material Tax Returns if applicable; to pay or perform other obligations when due, and to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of AcuVoice and fonix agrees to promptly notify the other of (x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect and (y) any material change in its capitalization as set forth in Sections 3.4 and 4.2, respectively. Without limiting the foregoing, except as expressly contemplated by this Agreement or the AcuVoice Disclosure Schedule or the fonix Disclosure Schedule, neither AcuVoice nor fonix, respectively, shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

               (a) Charter Documents. Cause or permit any amendments to its Articles or Certificate of Incorporation or Bylaws;

               (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

               (c) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (b) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder;

          5.2 Conduct of Business of AcuVoice. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the AcuVoice Disclosure Schedule, AcuVoice shall not do, cause or permit any of the following, without the prior written consent of fonix:

               (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practices.

               (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

               (c) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

               (d) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

               (e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

               (f) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

               (g) Agreements. Enter into, terminate or amend, in a manner which will adversely affect the business of AcuVoice (i) any agreement involving an obligation to pay or the right to receive $10,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of intellectual property rights or rights to market or sell AcuVoice products, or (iii) any other agreement which is material to the business or prospects of AcuVoice;

               (h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the AcuVoice Financial Statements;

               (i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

               (j) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

               (k) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

               (l)     Employee Benefit Plans; New Hires; Pay Increases.
Adopt or amend any employee benefit or stock purchase or option plan, or hire any new employee or employees, pay any special bonus or special remuneration (except payments made pursuant to written agreements outstanding on the date hereof), or increase the salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

               (m) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

               (n) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in any cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with fonix prior to the filing of such a suit, or (iii) for a breach of this Agreement;

               (o) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to its business;

               (p) Taxes. Other than in the ordinary course of business make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

               (q) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

               (r) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (q) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

          5.3     No Solicitation.

               (a) From and after the date of this Agreement until the Effective Time, AcuVoice shall not, directly or indirectly through any officer, director, employee, representative or agent of AcuVoice or otherwise,
(i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving AcuVoice other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

               (b) AcuVoice shall notify fonix immediately (and no later than 24 hours) after receipt by AcuVoice (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of AcuVoice by any person or entity that informs AcuVoice that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     6.     Additional Agreements.

          6.1     Preparation of Solicitation Statement.

               (a) As soon as practicable after the execution of this Agreement, AcuVoice and fonix shall jointly prepare a solicitation statement for the solicitation of approval of the shareholders of AcuVoice describing this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. The information supplied by AcuVoice for inclusion in the solicitation statement to be sent to the shareholders of AcuVoice shall not, on the date the solicitation statement is first mailed to AcuVoice's shareholders or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, AcuVoice makes no representation, warranty or covenant with respect to any information supplied by fonix or Merger Sub which is contained in any of the foregoing documents. The information supplied by fonix for inclusion in the solicitation statement shall not, on the date the solicitation statement is first mailed to AcuVoice's shareholders, nor at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, fonix and Merger Sub make no representation, warranty or covenant with respect to any information supplied by AcuVoice which is contained in any of the foregoing documents.

               (b) The solicitation statement shall constitute a disclosure document for the offer and issuance of shares of fonix Common Stock to be received by the holders of AcuVoice Capital Stock in the Merger. fonix and AcuVoice shall each use reasonable commercial efforts to cause the solicitation statement to comply with applicable federal and state securities laws requirements. Each of fonix and AcuVoice agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the solicitation statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the solicitation statement. AcuVoice will promptly advise fonix, and fonix will promptly advise AcuVoice, in writing if at any time prior to the Effective Time either AcuVoice or fonix shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The solicitation statement shall contain the recommendation of the Board of Directors of AcuVoice that the AcuVoice shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of AcuVoice. Anything to the contrary contained herein notwithstanding, AcuVoice shall not include in the solicitation statement any information with respect to fonix or its affiliates or associates, the form and content of which information shall not have been approved by fonix prior to such inclusion.

          6.2 Approval of Shareholders. AcuVoice shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to obtain the written consent of the AcuVoice Shareholders approving the Merger as soon as practicable. Subject to
Section 6.1, AcuVoice shall use its best efforts to solicit from shareholders of AcuVoice written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

          6.3 Sale of Shares Pursuant to Section 4(2) of the Securities Act. The parties hereto acknowledge and agree that the shares of fonix Common Stock issuable to the AcuVoice shareholders pursuant to Section 1.6 hereof shall be issued and sold pursuant to the exemption available by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder including, without limitation, Regulations S and D, and as such, the fonix Common Stock, shall constitute "restricted securities" within the Securities Act. The certificates of fonix Common Stock shall bear the legends set forth in Section 1.6(g).

          6.4     Access to Information.

               (a) AcuVoice shall afford fonix and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of AcuVoice's properties, books, contracts, commitments and records (including Tax Returns filed and those in preparation), and (ii) all other information concerning the business, properties and personnel of AcuVoice as fonix may reasonably request. AcuVoice agrees to provide to fonix and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. AcuVoice further agrees to provide fonix with the following information as soon as practicable following the date of this Agreement:

                    (i) The jurisdiction in which each AcuVoice Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers;

                    (ii) all licenses, sublicenses and other agreements as to which AcuVoice is a party and pursuant to which AcuVoice or any other person is authorized to use any AcuVoice Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, all material rights, restrictions, conditions, or other terms pertaining to each AcuVoice Intellectual Property Right, the applicable royalty or other consideration and the term thereof, and including the extent to which rights with respect to AcuVoice Intellectual Property Rights survive termination or expiration thereof (copies of all licenses, sublicenses, and other agreements identified pursuant to this clause (a)(ii) have previously been delivered by AcuVoice to fonix);

                    (iii) all parties to whom AcuVoice has delivered copies of AcuVoice source code, whether pursuant to an escrow agreement or otherwise, or parties who have the right to receive such source code; and

                    (iv) a true and complete list of all real property owned or leased by AcuVoice and the aggregate rental or other fee payable under any such lease.

fonix shall afford AcuVoice and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of fonix's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of fonix and its subsidiaries as AcuVoice may reasonably request. fonix agrees to provide to AcuVoice and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

               (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of fonix and AcuVoice shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

               (c) No information or knowledge contained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          6.5 Confidentiality. The parties acknowledge that fonix and AcuVoice have previously executed a non-disclosure agreement contained in Paragraph 10 of the Letter of Intent dated November 12, 1997 (the "Confidentiality Agreement"), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

          6.6 Public Disclosure. Unless otherwise permitted by this Agreement, fonix and AcuVoice shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq Stock Market.

          6.7 Affiliate Agreement. AcuVoice shall use its best efforts, on behalf of fonix and pursuant to the request of fonix, to cause E. David Barton, John Y. Mizutani and Jong S. Lee, to execute on the date hereof and deliver to fonix an Affiliate Agreement substantially in the form attached hereto as Exhibit D, concurrently with the execution of this Agreement and in any event prior to the time that the solicitation statement is mailed to the shareholders of AcuVoice.

          6.8 Legal Requirements. Each of fonix, Merger Sub and AcuVoice will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

          6.9 Blue Sky Laws. fonix shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the fonix Common Stock in connection with the Merger. AcuVoice shall use its best efforts to assist fonix as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of fonix Common Stock in connection with the Merger.

          6.10 Escrow Agreement. On or before the Effective Time, fonix, Merger Sub, Escrow Agent and the Shareholders' Agent (as defined in Section
8.7 hereto) will execute the Escrow Agreement contemplated by Section 8 in the form attached hereto as Exhibit C ("Escrow Agreement").

          6.11 Listing of Additional Shares. Prior to the Effective Time, fonix shall file with the Nasdaq SmallCap Market a Notification Form for Listing of Additional Shares with respect to the shares of fonix Common Stock issuable upon conversion of the AcuVoice Common Stock in the Merger.

          6.12 Employees. Set forth in Schedule 6.12 is a list of employees of AcuVoice to whom Merger Sub will make an offer to enter into employment pursuant to offer letters substantially in the form attached hereto as Exhibit E and with salaries equal to these set forth opposite each employee's name on Schedule 6.12. AcuVoice shall use its best efforts (i) to cause each of such employees set forth in Schedule 6.12 to execute an offer letter in the form attached hereto as Exhibit E, and (ii) to cause each other AcuVoice employee to execute and deliver to Merger Sub an offer letter and an Assignment of Inventions and Non-Disclosure Agreement in the forms provided by Merger Sub.

          6.13 Reorganization. fonix and AcuVoice shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code.

          6.14 Expenses. Subject to the letter agreement between fonix and AcuVoice dated November 12, 1997, which is hereby incorporated by reference, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. The parties hereto agree that counsel to AcuVoice shall be paid via wire transfer all amounts owed to them at the Closing.

          6.15     Registration of Shares Issued in the Merger.

               (a) For purposes of this Agreement, "Registrable Shares" shall mean the shares of fonix Common Stock issued in the Merger, including any and all Escrowed Shares (as defined below), but excluding shares of fonix Common Stock issued in the Merger that have been sold or otherwise transferred by the holders of AcuVoice Capital Stock who initially received such shares in the Merger (collectively, the "Holders"); provided, however, that a distribution of shares of fonix Common Stock issued in the Merger without additional consideration to underlying beneficial owners (such as the general and limited partners, shareholders or trust beneficiaries of a Holder) shall not be deemed such a sale or transfer for purposes of this Section 6.15 and such underlying beneficial owners shall be entitled to the same rights under this Section 6.15 as the initial Holder from which the Registrable Shares were received and shall be deemed a Holder for the purposes of this Section 6.15.

               (b) In case fonix shall receive from a majority of the Holders a written request that fonix effect any registration, qualification or compliance with respect to shares of Registrable Securities, fonix will:

                    (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

                    (ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by fonix within 20 days after receipt of such written notice from fonix.

               (c) Notwithstanding the foregoing, fonix shall not be obligated to take any action pursuant to Section 6.15(b):

                    (i) in any particular jurisdiction in which fonix would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless fonix is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                    (ii)     prior to twelve months after the Effective Time;

                    (iii)     during the period starting with the date sixty
(60) days prior to fonix's estimated date of filing of, and ending on the date ninety (90) days (or such longer period of time as required by any underwriter participating in such offer of fonix's securities) immediately following the effective date of, any registration statement pertaining to securities of fonix (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that fonix is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                    (iv) if fonix has previously effected one (1) such registration.

     Subject to the foregoing clauses (i) through (iv), fonix shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of a majority of the Holders.

               (d) The costs and expenses to be borne by fonix for purposes of this Section 6.15 shall include, without limitation, printing expenses, legal fees and disbursements of counsel for fonix, "blue sky" expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees and disbursements of counsel for the selling Holders. All expenses of any registered offering not otherwise borne by fonix shall be borne pro rata among the Selling Holders (and fonix and other Holders selling securities in the offering) on the basis of the number of shares registered.

               (e) To the fullest extend permitted by law, fonix will indemnify and hold harmless each selling Holder, each underwriter of fonix Common Stock being sold by such Holders pursuant to this Section 6.15 and each person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each such Holder, each such underwriter and each such controlling person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any registration statement and any prospectus filed pursuant to Section 6.15(b) or 6.15(c) or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or any violation by fonix of any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to fonix and relating to action or inaction required by fonix in connection with such registration; provided, however, that fonix shall not be liable to any such Holder, underwriter or controlling person in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to fonix by such Holder or underwriter specifically for use in connection with such registration statement and prospectus or post-effective amendment.

               (f) To the fullest extent permitted by law, each selling Holder of Registrable Shares registered in accordance with Section 6.15(b) or 6.15(c) will indemnify fonix, each person, if any, who controls fonix within the meaning of the Securities Act or the Exchange Act, each director of fonix and each officer of fonix who signs the registration statement and each underwriter of fonix Common Stock against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and will promptly reimburse fonix and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 6.15(b) or 6.15(c) or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to fonix by such Holder or underwriter specifically for use in connection with such registration statement, or any violation by such Holder of any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to such Holder and relating to action or inaction required by such Holder in connection with sales of securities covered by such registration, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the gross proceeds to such Holder from the sale of such Holder's Registrable Shares as contemplated herein.

               (g)     Each person entitled to indemnification under this
Section 6.15 (an "Indemnified Person") shall give notice to the party required to provide indemnification (the "Indemnifying Person") promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party's expense (unless the Indemnified Person has reasonably concluded that there may be a conflict of interest between the Indemnifying Person and the Indemnified Person in such action, in which case the fees and expenses of counsel for the Indemnified Person shall be at the expense of the Indemnifying Person), and provided further that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this
Section 6.15 except to the extent the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

               (h) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which fonix or any Holder makes a claim for indemnification pursuant to this Section 6.15 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 6.15 provides for indemnification, in such case, then fonix and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of fonix on the one hand and of the Holder on the other in connection with the statements or omission which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by fonix and any Holder of Registrable Shares from the offering of the securities covered by such Registration Statement. The relative fault of fonix on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by fonix on the one hand or by the Holder on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case no person or entity guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

               (i) "Market Stand-Off" Agreement. In connection with a public offering of securities by fonix pursuant to Section 6.15, each holder who participates in the registration statement filed under the Securities Act for such offering will not, to the extent requested in good faith by an underwriter of securities of fonix, sell or otherwise transfer or dispose of any Registrable Securities included in such registration statement (other than to donees or partners of the Holder who agree to be similarly bound) for up to that period of time, not to exceed one hundred eighty (180) days (the "Market Stand-Off Period"), following the effective date of such registration statement of fonix filed under the Securities Act as is requested by the managing underwriter(s) of such offering; provided that the officers and directors of fonix who own stock of fonix also agree to such restrictions. In order to enforce the foregoing covenant, fonix may impose stop transfer instructions with respect to the Registrable Securities of each such holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

               (j) Termination of fonix's Obligations. fonix will have no obligations pursuant to this Section 6.15 hereof with respect to Registrable Securities held by a Holder if in the opinion of counsel to fonix at the time of filing a registration statement such Holder may sell all of such Holder's Registrable Securities in any single three (3)-month period without registration under the Securities Act pursuant to Rule 144.

          6.16 Reasonable Commercial Efforts and Further Assurances. Each of the parties to this Agreement shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     7.     Termination; Amendment and Waiver.

          7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

               (a)     by the mutual written consent of fonix and AcuVoice;

               (b) by either fonix or AcuVoice if the Merger shall not have been consummated by March 28, 1998, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

               (c) by either fonix or AcuVoice if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

               (d) by fonix, if there has been a breach of any of AcuVoice's representations, warranties or covenants, which breach (i) causes the conditions set forth in Section 2.1(a), (b) or (c) or 2.3(a) or (b) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by AcuVoice of written notice of such breach from fonix; or

               (e) by AcuVoice, if there has been a breach of any of fonix's representations, warranties or covenants which breach (i) causes the conditions set forth in Section 2.2(a) or (b) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by fonix of written notice of such breach from AcuVoice.

          7.2     Effect of Termination.

               (a) In the event of termination of this Agreement as provided in Section 7.1(a), (b), (c) or (e), there shall be no liability or obligation on the part of fonix, AcuVoice, Merger Sub or their respective officers, directors, or stockholders, except (i) to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement and (ii) the provisions of Section 6.5 shall remain in full force and effect and survive any termination of this Agreement.

               (b) In the event of termination of this Agreement as provided in Section 7.1(d), and in addition to any remedies, rights and/or causes of action arising from the breach by AcuVoice of any of its representations, warranties and covenants set forth in this Agreement, in connection with such termination by fonix, AcuVoice shall return to fonix $400,000 of the $500,000 earnest money previously delivered by fonix to AcuVoice pursuant to that certain letter of intent between fonix and AcuVoice dated November 12, 1997, and do so within ten (10) business days after the event of termination provided in Section 7.1(d), together with interest thereon at the rate of 18% per annum for every day after the tenth (10th) business day in which AcuVoice refuses or fails to return all or part of said $400,000; provided that the provisions of Section 6.5 shall remain in full force and effect and survive any termination of this Agreement.

          7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     8.     Escrow and Indemnification.

          8.1     Escrow Fund

               (a) At the Closing, 80,000 shares of fonix Common Stock (the "Escrow Shares") shall be registered in the name of, and be deposited with Durham, Evans, Jones & Pinegar, P.C. (or other institution selected by fonix with the reasonable consent of AcuVoice) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit
C. The Escrow Fund shall be available to compensate fonix pursuant to the indemnification obligations of the shareholders of AcuVoice as set forth in
Section 8.2. In the event fonix issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

               (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated pursuant to Section 8.l(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the shareholders of AcuVoice on a pro rata basis. Each shareholder of AcuVoice will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such shareholder so long as such Escrow Shares are held in escrow, and fonix will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the shareholders of AcuVoice will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

          8.2     Indemnification.

               (a) Survival of Warranties. All representations and warranties made by AcuVoice or E. David Barton herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (sometimes referred to herein as the "Termination Date").

               (b) Subject to the limitations set forth in this Section 8, the shareholders of AcuVoice will indemnify and hold harmless fonix and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control fonix or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by AcuVoice or E. David Barton in this Agreement, the AcuVoice Disclosure Schedules or any exhibit, schedule or other instrument made or given in connection with the execution and delivery of this Agreement. fonix and its affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. The sole recourse and maximum indemnification available hereunder of the Indemnified Persons shall be the Escrow Fund.

               (c) Nothing in this Agreement shall limit the liability in amount or otherwise of AcuVoice or its shareholders with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

          8.3     Escrow Period; Release from Escrow.

               (a) The Escrow Period shall terminate upon the expiration of twelve months after the Effective Time; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of fonix, subject to the objection of the Shareholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 8.6 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

               (b) Within three (3) business days after the Termination Date (the "Release Date"), the Escrow Agent shall release from escrow to the shareholders of AcuVoice their pro rata portion of the Escrow Shares and Additional Escrow Shares less with respect to each such shareholder the number of Escrow Shares and Additional Escrow Shares with a value (as determined pursuant to Section 8.4) equal to (A) such shareholder's pro rata portion of any liability delivered to fonix in accordance with Section 8.4 in satisfaction of indemnification claims by Indemnified Persons and (B) such shareholder's pro rata portion of any liability subject to delivery to Indemnified Persons in accordance with Section 8.3(a) with respect to any pending but unresolved indemnification claims of Indemnified Persons. Any Escrow Shares and Additional Escrow Shares held as a result of clause (B) shall be released to the shareholders of AcuVoice or released to fonix (as appropriate) promptly upon resolution of each specific indemnification claim involved. Escrow Shares and Additional Escrow Shares shall be released to the respective shareholders of AcuVoice in proportion to their respective ownership interest in AcuVoice immediately prior to the Effective Time. fonix will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares and Additional Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Escrow to the shareholders of AcuVoice. In lieu of any fraction of an Escrow Share to which a AcuVoice shareholder would otherwise be entitled, such holder will receive from fonix an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Indemnification Price (as defined below).

               (c) No Escrow Shares or Additional Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any shareholder of AcuVoice or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such shareholder of his pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.

               (d) The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. fonix will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

          8.4 Claims upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of fonix (an "Officer's Certificate") stating that with respect to the indemnification obligations of the shareholders of AcuVoice set forth in Section 8.2, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 8, deliver to fonix out of the Escrow Fund, as promptly as practicable, fonix Common Stock or other assets held in the Escrow Fund having a value equal to such Damages. For the purpose of compensating fonix for its Damages pursuant to this Agreement, fonix Common Stock in the Escrow Fund shall be valued at the average closing "bid" price of a share of fonix Common Stock for the ten (10) trading days immediately preceding the Release Date, as reported on the Nasdaq SmallCap Market (the "Indemnification Price"). In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of fonix shall be disregarded.

          8.5 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section
8.7 below) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of fonix Common Stock or other property pursuant to Section 8.4 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of fonix Common Stock or other property in the Escrow Fund in accordance with Section 8.4 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to fonix prior to the expiration of such thirty (30) day period.

          8.6     Resolution of Conflicts and Arbitration.

               (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by fonix made in any Officer's Certificate, fonix shall have thirty (30) days to respond in a written statement to the objection of the Shareholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and fonix shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and fonix should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the fonix Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

               (b) If no such agreement can be reached after good faith negotiation, either fonix or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. fonix and the Shareholders' Agent shall agree on the arbitrator, provided that if fonix and the Shareholders' Agent cannot agree on such arbitrator, either fonix or Shareholders' Agent can request that the American Arbitration Association select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator.
The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.5 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

               (c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Salt Lake County, Utah under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, fonix shall be deemed to be the Non-Prevailing Party unless the arbitrators award fonix more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the AcuVoice shareholders for whom the Escrow Shares, Additional Escrow Shares (if any) and the Escrow Cash have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          8.7     Shareholders' Agent.

               (a) E. David Barton shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the AcuVoice shareholders to give and receive notices and communications, to authorize delivery to fonix of the fonix Common Stock or other property from the Escrow Fund in satisfaction of claims by fonix, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to fonix. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the AcuVoice shareholders.

               (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholder' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The AcuVoice shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

               (c) The Shareholders' Agent shall have reasonable access to information about AcuVoice and the reasonable assistance of AcuVoice's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about AcuVoice to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

               (d) fonix acknowledges that E. David Barton may have a conflict of interest with respect to his duties as Shareholders' Agent, and in such regard E. David Barton has informed fonix that he will act in the best interests of AcuVoice shareholders.

          8.8 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all AcuVoice shareholders for whom shares of fonix Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such AcuVoice shareholder, and the Escrow Agent and fonix may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such AcuVoice shareholder. The Escrow Agent and fonix are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

          8.9 Third-Party Claims. In the event fonix becomes aware of a third-party claim which fonix believes may result in a demand against the Escrow Fund, fonix shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the AcuVoice shareholders for whom shares of fonix Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. fonix shall have the right in its sole discretion to settle any such claim.
In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.5 or any other provision of this Section 8 to the amount of any claim by fonix against the Escrow Fund for indemnity with respect to such settlement.

     9.     General Provisions.

          9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by reputable nationwide overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a)     if to fonix or Merger Sub, to:

               fonix corporation
               60 East South Temple
               1225 Eagle Gate Tower
               Salt Lake City, Utah  84111
               Attention:  Thomas A. Murdock
               Fax: (801) 328-8778
               Tel: (801) 328-0161

               with a copy to:

               Jeffrey M. Jones, Esq.
               Durham, Evans, Jones & Pinegar
               50 South Main Street, Suite 850
               Salt Lake City, Utah  84144
               Fax: (801) 538-2425
               Tel: (801) 538-2424

               (b)     if to AcuVoice, to:

               AcuVoice, Inc.
               84 West Santa Clara Street
               Suite 720
               San Jose, CA 95113
               Attn: David Barton
               Fax: (408) 289-1201
               Tel: (408) 289-1661

               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, CA 94304-1050
Attn: Aaron Alter, Esq.
               Fax: (650) 493-6811
               Tel: (650) 493-9300

               (c)     if to the Shareholders' Agent, to:

               David Barton
               84 West Santa Clara Street, Suite 720
               San Jose, CA 95113
               Fax: (408) 289-1201
               Tel: (408) 289-1661

               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, CA 94304-1050
               Attn: Aaron Alter, Esq.
               Fax: (650) 493-6811
               Tel: (650) 493-9300

          9.2 Definitions. In this Agreement any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse tojthe financial condition, properties; assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

          9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the AcuVoice Disclosure Schedule and the fonix Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and shall not be assigned by operation of law or otherwise without the written consent of the other party.

          9.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Utah that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Salt Lake County, State of Utah, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of Utah for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

          9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          9.9 Amendment. The Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of the Merger by the shareholders of AcuVoice; provided that following approval of the Merger by the shareholders of AcuVoice, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          9.10 Expenses. Except with respect to the disbursement of $400,000 of the Earnest Money by AcuVoice to fonix as set forth in Section 7.2 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

          9.11 Extension; Waiver. At any time prior to the Effective Time, each of AcuVoice and fonix, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          9.12 No Transfer. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          9.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          9.14 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions will be personal solely between the parties to this Agreement.



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     IN WITNESS WHEREOF, AcuVoice, fonix and Merger Sub have caused this
Agreement to be executed and delivered by each of them or their respective officers "hereunto duly authorized, all as of the date first written above.

ACUVOICE, INC.


By: /s/ E. David Barton
   ------------------------------------
     E. David Barton
     President and Chief Executive Officer


fonix corporation


By: /s/ Thomas A. Murdock
 --------------------------------------
     Thomas A. Murdock
     President and Chief Operating Officer


fonix ACQUISITION CORPORATION


By: /s/ Thomas A. Murdock
   -------------------------------------
     Thomas A. Murdock
     President